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                                                                    EXHIBIT 11.1

                      HENRY SCHEIN, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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                                                         THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                   -------------------------------     -------------------------------
                                                   SEPTEMBER 27,     SEPTEMBER 28,     SEPTEMBER 27,     SEPTEMBER 28,
                                                       1997              1996              1997              1996
                                                   -------------     -------------     -------------     -------------
Net income (loss) (pro forma for 1996) per
  consolidated statements of operations (in
  thousands)....................................    $    (9,649)      $     6,852       $    (2,002)      $    14,467
                                                   -------------     -------------     -------------     -------------
                                                   -------------     -------------     -------------     -------------
Weighted average common shares outstanding:
  Shares outstanding at December 28, 1996 (1)...     28,284,631        28,103,003        28,284,631        25,744,625

  1997 issuances:
    Shares issued in connection with the
      acquisitions..............................        846,866                --           564,577                --
    Issuance of Stock Options...................        636,476                --           433,269                --
    1997 Non-Employee Director Stock Option
      Plan......................................          2,000                --             1,451                --
    Shares issued to ESOP trust.................         44,122                --            30,708                --
    Shares issued in connection with employment
      contract..................................         16,429                --             5,476                --
    Less: 1997 Treasury Share purchases.........         (1,950)               --            (1,768)               --

Less assumed repurchase of shares under treasury
  stock method:.................................     (1,078,263)(2)      (814,999)(4)    (1,017,549)(3)    (1,119,875)(5)
                                                   -------------     -------------     -------------     -------------
Weighted average common shares outstanding......     28,750,311        27,288,004        28,300,795        24,624,750
                                                   -------------     -------------     -------------     -------------

Net income (loss) per common share..............    $     (0.34)      $      0.25       $     (0.07)      $      0.59
                                                   -------------     -------------     -------------     -------------
                                                   -------------     -------------     -------------     -------------
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(1) Includes options totalling 1,755,837.

(2) Computed using the average closing value per share for the three months ended September 27, 1997 of $36.18.

(3) Computed using the average closing value per share for the nine months ended

    September 27, 1997 of $33.05.

(4) Computed using the average closing value per share for the three months ended September 28, 1996 of $35.78.

(5) Computed using the average closing value per share for the nine months ended September 28, 1996 of $32.99.

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